CONFORMED COPY




                       MANAGEMENT CONTRIBUTION AGREEMENT

                          dated as of August 20, 1997

                                     among

                    AMERICAN REAL ESTATE INVESTMENT, L.P.,

                 AMERICAN REAL ESTATE INVESTMENT CORPORATION,

                                JEFFREY KELTER

                                      and

                         PENN SQUARE PROPERTIES, INC.







THE SECURITIES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                               TABLE OF CONTENTS

            This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.
                                                                          Page

                                  ARTICLE I.

                           CONTRIBUTION AND CLOSING

      1.01  Contribution...................................................  1
      1.02  Contribution; LP Units.........................................  1
            (a)   Contribution Consideration...............................  1
            (b)   Issuance of LP Units.....................................  2
            (c)   Transfer Restrictions....................................  2
            (d)   Lock-Up Period...........................................  2
      1.03  Closing........................................................  3

                                  ARTICLE II.

           REPRESENTATIONS AND WARRANTIES OF KELTER AND PENN SQUARE

      2.01  Organization...................................................  3
      2.02  Authority......................................................  3
      2.03  Subsidiaries and Affiliates....................................  4
      2.04  Capitalization.................................................  4
      2.05  No Material Adverse Change.....................................  4
      2.06  Business Contracts.............................................  4
      2.07  Acquisition Contracts..........................................  5
      2.08  Other Contracts................................................  5
      2.09  Acquisition Properties.........................................  5
      2.10  No Conflict....................................................  5
      2.11  Books and Records..............................................  6
      2.12  Certificate of Incorporation and By-Laws.......................  6
      2.13  Financial Statements...........................................  6
      2.14  Undisclosed Liabilities........................................  6
      2.15  Legal Proceedings..............................................  6
      2.16  Property.......................................................  7
      2.17  Leases.........................................................  7
      2.18  Employee Relations.............................................  7
      2.19  Licenses and Permits...........................................  8
      2.20  Title; Liens...................................................  8
      2.21  Compliance with Laws...........................................  8
      2.22  United States Person...........................................  8
      2.23  Insurance......................................................  8
      2.24  Remaining Assets and Liabilities...............................  9


                                     (i)

                                                                          Page

      2.25  Investment Representation......................................  9
      2.26  Brokers........................................................  9
      2.27  Taxes..........................................................  9
      2.28  S Corporation Status...........................................  9

                                 ARTICLE III.

                      COVENANTS OF KELTER AND PENN SQUARE

      3.01  Regulatory and Other Approvals................................. 10
      3.02  Notice of Events............................................... 10
      3.03  Fulfillment of Conditions...................................... 10
      3.04  Change in Conditions........................................... 11
      3.05  Issuance of the Preferred Stock................................ 11
      3.06  Financial Statements........................................... 11
      3.07  Employment Agreement........................................... 11

                                  ARTICLE IV.

              CONDITIONS TO OBLIGATIONS OF KELTER AND PENN SQUARE

      4.01  Satisfaction of Conditions to Transaction Agreements........... 11
      4.02  Warrant........................................................ 12
      4.03  Employment Agreement........................................... 12

                                  ARTICLE V.

            CONDITIONS TO OBLIGATIONS OF THE OPERATING PARTNERSHIP

      5.01  Representations and Warranties................................. 12
      5.02  Officer's Certificate.......................................... 12
      5.03  Performance.................................................... 12
      5.04  Acquisition Contracts.......................................... 12
      5.05  Employment Agreement........................................... 12
      5.06  Master Investment Agreement.................................... 12

                                  ARTICLE VI.

                   SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                           COVENANTS AND AGREEMENTS

      6.01  Survival of Representations, Warranties, Covenants and Agreements 13
      6.02  Indemnification................................................ 13


                                     (ii)

                                                                          Page



                                 ARTICLE VII.

                                  TERMINATION

      7.01  Termination.................................................... 13
      7.02  Effect of Termination.......................................... 13

                                 ARTICLE VIII.

                                  DEFINITIONS

      8.01  Definitions.................................................... 13

                                  ARTICLE IX.

                              CLOSING DELIVERIES

      9.01  Kelter......................................................... 14
            (a)   Preferred Stock Certificate.............................. 14
            (b)   Articles of Amendment.................................... 14
      9.02  The Operating Partnership...................................... 14
            (a)   Warrants................................................. 15
            (b)   Partnership Agreement.................................... 15

                                  ARTICLE X.

                                 MISCELLANEOUS

      10.01 Notices........................................................ 15
      10.02 Entire Agreement............................................... 15
      10.03 Expenses....................................................... 15
      10.04 Waiver......................................................... 15
      10.05 Amendment...................................................... 15
      10.06 No Third Party Beneficiary..................................... 15
      10.07 No Assignment; Binding Effect.................................. 16
      10.08 Headings....................................................... 16
      10.09 Invalid Provisions............................................. 16
      10.10 Jurisdiction................................................... 16
      10.11 Governing Law.................................................. 16
      10.12 Counterparts................................................... 16
      10.13 No Personal Recourse........................................... 16



                                    (iii)

            This MANAGEMENT CONTRIBUTION AGREEMENT dated as of August 20, 1997 (this "Agreement") is made and entered into by and among JEFFREY KELTER ("Kelter"), PENN SQUARE PROPERTIES, INC., a Pennsylvania subchapter S corporation ("Penn Square"), AMERICAN REAL ESTATE INVESTMENT, L.P., a Delaware limited partnership (the "Operating Partnership") and AMERICAN REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation (the "Company"). Capitalized terms used in this Agreement and not defined in this Agreement have the meanings specified in the Master Investment Agreement dated as of the date hereof, by and among the Company, the Operating Partnership, Kelter, Penn Square and the other parties thereto (the "Master Investment Agreement").


                                   RECITALS

            A. Kelter desires to contribute the Preferred Stock (as defined below) to the Operating Partnership in exchange for the Contribution Consideration (as defined below).

            B. Kelter is a party to the Master Investment Agreement and the contribution by Kelter pursuant to this Agreement is among the transactions contemplated by the MasterInvestment Agreement.


                                   AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                  ARTICLE I.

                           CONTRIBUTION AND CLOSING

            1.01 Contribution. At the Closing, Kelter shall contribute and convey to the Operating Partnership, and the Operating Partnership shall accept and assume from Kelter, for the Contribution Consideration, and pursuant to the terms and subject to the conditions set forth in this Agreement, all of Kelter's right, title and interest in and to all of the 190,000 shares of Class A preferred stock, par value $.01 per share (the "Preferred Stock"), of Penn Square.

            1.02 Contribution; LP Units.

            (a) Contribution Consideration. In consideration for Kelter's contribution of all of the Preferred Stock and in exchange therefor, the following shall be issued to Kelter by the Operating Partnership (the "Contribution Consideration") (i) that number of LP Units (as defined below) having an aggregate value, calculated as provided in Section 1.02(b), equal to

$4,000,000 (the "Total LP Unit Value"); and (ii) warrants (the "Warrants") (exercisable for a period of seven years from the Closing Date) to purchase 250,000 LP Units at a price of $11.00 per LP Unit, substantially in the form attached hereto as Exhibit A. If the calculation of the Contribution Consideration would result in a fraction of an LP Unit being delivered to Kelter, then such number of LP Units shall be rounded to the nearest whole number of LP Units.

            (b)   Issuance of LP Units.

                  (i) Units of limited partnership interest in the Operating
            Partnership (the "LP Units") shall be issued and delivered at the Closing to Kelter. The LP Units shall be exchangeable at the option of the holder thereof for shares ("Conversion Shares") of the common stock, par value $.001 per share, of the Company, as provided in the Partnership Agreement (as defined below).

                  (ii) The number of LP Units to be delivered in satisfaction of payment of the Total LP Unit Value shall be the number of units equal to the Total LP Unit Value divided by the Per Unit Purchase Price.

            (c) Transfer Restrictions. Kelter agrees that he may only sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units and Warrants delivered to him in connection with this transaction and, if applicable, any Conversion Shares in strict compliance with this Agreement, the Partnership Agreement, the terms of the Warrants, the charter documents of the Company, the registration and other provisions of the Securities Act of 1933, as amended (and the rules promulgated thereunder)(the "Securities Act"), any state securities laws, and the rules of the American Stock Exchange, in each case as may be applicable. With respect to any Conversion Shares, Kelter shall have the registration rights set forth in the Partnership Agreement.

            (d) Lock-Up Period. Kelter agrees that for a period of two years following the Closing (the "Lock-Up Period") he may not, in any way or to any extent, redeem (pursuant to the Partnership Agreement or otherwise), sell, transfer, assign, or (without the Operating Partnership's consent which shall not be unreasonably withheld) pledge or encumber, or otherwise convey any or all of the LP Units or Conversion Shares, as the case may be, delivered to Kelter in connection with this transaction; and that not more than 25% of the LP Units or Conversion Shares owned by Kelter may be sold in the three-month period following the initial two year Lock-Up Period, and an additional 25% of such LP Units and Conversion Shares may be sold in each three-month period thereafter (so that all LP Units and Conversion Shares may be sold after the third anniversary of the Closing Date); provided that transfers may be made, subject to the restrictions hereof and under the Partnership Agreement, to Permitted Transferees. The term "Permitted Transferee" shall mean Kelter's spouse; a parent or lineal descendant (including an adopted child) of a parent, or the spouse of a lineal descendant of a parent; a trustee, guardian or custodian for, or an executor, administrator or other legal representative of the estate of, Kelter, or a trustee, guardian or custodian for a Permitted Transferee of Kelter; the trustee of a trust (including a voting trust) for the benefit of Kelter; and a corporation, partnership or other entity of which Kelter and Permitted Transferees of Kelter are the beneficial owners of a majority in voting power of the equity, and who (i) is an Accredited Investor(as


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




defined in Rule 501 under the Securities Act); and (ii) agrees in writing in an instrument reasonably acceptable to the Operating Partnership to be bound by the restriction on transfer of the LP Units and Conversion Shares contained in this Agreement and by the obligations contained in the indemnification provisions in
Section 6.02 of the Master Investment Agreement, provided that such obligation shall be limited to the LP Units and Conversion Shares actually received by such Permitted Transferee, and such Permitted Transferee shall not be liable for money damages or otherwise.

            1.03 Closing. The contribution of the Preferred Stock and delivery of the Contribution Consideration shall be consummated at the Closing, which will take place at the place and at the time on the Closing Date designated in the Master Investment Agreement. At the Closing, there shall also be delivered to the Company, the Operating Partnership, Kelter and Penn Square the certificates and other documents and instruments required to be delivered under this Agreement and under the Master Investment Agreement.


                                  ARTICLE II.

           REPRESENTATIONS AND WARRANTIES OF KELTER AND PENN SQUARE

            Kelter and Penn Square, jointly and severally, represent and warrant to the Operating Partnership that the following matters are true as of the date hereof and at Closing:

            2.01 Organization. Penn Square is duly organized and validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and assets as they are now owned, leased and operated and carry on its business as now conducted and presently proposed to be conducted. Penn Square is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing individually or in the aggregate would not have a Material Adverse Effect (as defined herein).

            2.02 Authority. Each of Kelter and Penn Square has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the other documents delivered by Kelter and Penn Square, and the performance of all obligations of Kelter and Penn Square under this Agreement and such other documents by Kelter and Penn Square, have been duly authorized, and this Agreement is binding on Kelter and Penn Square and enforceable against Kelter and Penn Square in accordance with its terms. Other than those which have been obtained prior to the date hereof, no consent of any creditor, investor, partner, shareholder (other than Kelter), tenant-in-common of Kelter or Penn Square, judicial or administrative body, Governmental or Regulatory Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Kelter and Penn Square is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby by Kelter and Penn Square will (i) result in a breach of, default under, or



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acceleration of, any agreement to which Kelter or Penn Square is a party or by which Kelter or Penn Square is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Kelter or Penn Square is subject.

            2.03 Subsidiaries and Affiliates. On the Closing Date, Penn Square will not own, directly or indirectly, any capital stock of, or any other interest in, any corporation, limited liability company, general partnership, limited partnership, proprietorship, trust or other entity.

            2.04 Capitalization. On the Closing Date, all of the issued and outstanding shares of capital stock of Penn Square will be owned directly by Kelter. At the Closing, the authorized capital stock of Penn Square will consist of (i) 10,000 shares of common stock; 4,000 shares of which will be owned by Kelter, 3,000 shares of which will be transferred by Kelter to Hudson Bay and 3,000 shares of which will be transferred by Kelter to McBride; and (ii) 190,000 shares of Preferred Stock, all of which will be transferred by Kelter to the Operating Partnership hereunder. No options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of Penn Square, whether upon conversion of other securities or otherwise, are outstanding and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.

            2.05 No Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of Penn Square, nor is any such change threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect, whether or not covered by insurance, and Penn Square has conducted its business only in the ordinary course consistent with past practice.

            2.06 Business Contracts. Schedule 2.06 contains a true, correct and complete list of all contracts, agreements and arrangements to which Penn Square is a party and which relate to management, leasing and/or brokerage services performed by Penn Square (collectively, the "Business Contracts"). True, correct and complete copies of the Business Contracts have been delivered or made available to the Operating Partnership. Schedule 2.06 accurately sets forth for each Business Contract any amendments or modifications with respect thereto. Each Business Contract is in full force and effect and embodies the entire agreement between the parties thereto. Penn Square has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects. Penn Square is not in default in any material respect under any Business Contract, nor, to the knowledge of Penn Square, are there any existing conditions which, with the passage of time or the giving of notice or both, would constitute a default in any material respect under any Business Contract. To the best knowledge of Penn Square, no other party to any such Business Contract is in default in any material respect thereunder, nor does any condition exist which, with the passage of time or the giving of notice or both, would constitute a default in any material respect on the part of any other party under any Business Contract. To the knowledge of Penn Square, no other party to a Business Contract has any right of offset or other similar rights.




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            2.07 Acquisition Contracts. Schedule 2.07 contains a true, correct and complete list of all contracts and agreements to which Penn Square is a party relating to the acquisition or purchase of real property (the "Acquisition Contracts"). True, correct and complete copies of the Acquisition Contracts have been delivered or made available to the Operating Partnership. Schedule 2.07 accurately sets forth for each Acquisition Contract the name of the other party(ies) thereto and any amendments or modifications with respect thereto. Each Acquisition Contract is in full force and effect and embodies the entire agreement between the parties thereto. Penn Square has satisfied in full or provided for all its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects. Penn Square is not in default in any material respect under any Acquisition Contract, nor, to the knowledge of Penn Square, are there any existing conditions which, with the passage of time or the giving of notice or both, would constitute a default in any material respect under any Acquisition Contract. To the best knowledge of Penn Square, no other party to any such Acquisition Contract is in default in any material respect thereunder, nor does any condition exist which, with the passage of time or the giving of notice or both, would constitute a default in any material respect on the part of any other party under any Acquisition Contract.

            2.08 Other Contracts. Schedule 2.08 contains a true, correct and complete list of all contracts and agreements to which Penn Square is a party other than Business Contracts and the Acquisition Contracts. Each such contract is in full force and effect and embodies the entire agreement between the parties thereto. Penn Square has satisfied in full or provided for all its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects. Neither Penn Square nor, to the best knowledge of Penn Square, any other party thereto is in default in any material respect under any such contract.

            2.09 Acquisition Properties. Penn Square has performed (or will have performed prior to Closing) a review and investigation with respect to each of the properties which is the subject of an Acquisition Contract (collectively, "Acquisition Properties"), in connection with which Penn Square has reviewed and analyzed at least the following for each Acquisition Property: operating and financial statements, leases, significant contracts to be assumed, financing to be assumed, environmental status, physical and engineering status, status of title, as-built survey and zoning and permitting matters. Such investigation has not revealed any issues, other than those which have been disclosed to the Company or the Operating Partnership, which would have a material adverse impact on the proposed acquisition of any such Acquisition Property or the purchase price to be paid in connection therewith.

            2.10 No Conflict. Neither the execution and delivery of this Agreement by Kelter and Penn Square nor the performance by Kelter and Penn Square of the transactions contemplated hereby will: (a) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws (or similar governing documents) of Penn Square; (b) except as would not have a Material Adverse Effect, violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the properties or assets of Kelter or Penn Square or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract (including any Business Contract and any Acquisition



                                     5

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Contract), loan or credit agreement, license or other instrument to which Kelter or Penn Square is a party or by which it or any of their assets may be bound or affected; or (c) except as would not have a Material Adverse Effect, violate or conflict with any provision of any Law or Order applicable to Kelter or Penn Square, require any consent or approval of or filing or notice with any Governmental or Regulatory Authority.

            2.11 Books and Records. Each of the books and records of Penn Square (as previously supplied or made available to the Operating Partnership) is true, correct, complete and current in all material respects and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

            2.12 Certificate of Incorporation and By-Laws. Penn Square has heretofore delivered to the Operating Partnership true, correct and complete copies of the Certificate or Articles of Incorporation (certified by the Secretary of State of Pennsylvania) and By-Laws (certified by the secretary of Penn Square) or similar governing documents of Penn Square as in full force and effect on the date hereof. Such Certificate or Articles of Incorporation and By-Laws shall remain in full force and effect on the Closing Date, subject only to the amendments effected by the Articles of Amendment (as defined below).

            2.13 Financial Statements. (i) The audited balance sheets of Penn Square as of December 31, 1996 and the related audited statements of income, retained earnings and cash flows for the year then ended, including the footnotes thereto, certified by Arthur Andersen LLP, certified public accountants, true and complete copies of which have heretofore been delivered to the Operating Partnership, present fairly, in all material respects, the financial position of Penn Square as at such date and the results of operations and cash flows of Penn Square for the year then ended, in each case, in accordance with GAAP consistently applied for the periods covered thereby (the "Audited Financial Statements") and (ii) the unaudited balance sheet of Penn Square as of June 30, 1997 and the related statements of income for the period then ended, true and complete copies of which have heretofore been delivered to the Operating Partnership, present fairly, in all material respects, the financial position of Penn Square as of such date and the results of operations of Penn Square for the period then ended, in each case in accordance with GAAP consistently applied for the six-month period covered thereby.

            2.14 Undisclosed Liabilities. Except as disclosed on Schedule 2.14, Penn Square does not have any liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than (i) liabilities incurred since December 31, 1996 in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), none of which individually or in the aggregate, is material to the business, operations, income, condition (financial or otherwise), assets or properties of Penn Square or (ii) liabilities disclosed and reflected as liabilities on the Audited Financial Statements for Penn Square delivered to the Operating Partnership.

            2.15 Legal Proceedings. There are no outstanding Orders by which Kelter or Penn Square or any of their securities, assets, properties or businesses, as applicable, are bound. Except as disclosed on Schedule 2.15, there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Penn Square, threatened (whether or not the defense thereof or



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liabilities in respect thereof are covered by insurance) against or affecting, nor to the knowledge of Penn Square are there any Governmental or Regulatory Authority investigations pending or threatened against, Kelter or Penn Square or any of their assets, properties or businesses, nor are there any facts which are likely to give rise to any such action or proceeding which if adversely decided, would have a Material Adverse Effect.

            2.16  Property.

            (a) Schedule 2.16(a) contains a true and complete list of (i) all assets owned or leased by Penn Square which constitute real property (the "Real Property") and (ii) all material assets owned or leased by Penn Square that constitute tangible personal property (the "Tangible Personal Property" and, together with the Real Property, the "Penn Square Assets"). The Penn Square Assets are all the assets owned or leased by Penn Square and used in (or necessary for) its business. Except as set forth in Schedule 2.16(a), Penn Square has, and upon consummation of the Closing will continue to have, good and marketable title to all of the Penn Square Assets that are not licensed or leased to Penn Square, in each case free and clear of all Liens. The Penn Square Assets are in good working condition and free of material defects, ordinary wear and tear excepted. None of the Penn Square Assets, nor the operation or maintenance thereof, violates in any material respect, any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation or encroaches on any property owned by others. No condemnation or similar proceeding is pending or threatened with respect to any Penn Square Asset.

            (b) Schedule 2.16(b) contains a true and complete list of all Intangible Property owned by Penn Square and used in (or necessary for) its business. None of the Intangible Property infringes upon the rights of any other person or, to the knowledge of Penn Square, is infringed upon by any other person or its property and Penn Square has not received any notice of any claim of any other person relating to any of the Intangible Property or any process or confidential information of Penn Square and Penn Square does not know of any basis for any such charge or claim. Except for the Intangible Property, no other intellectual property or intangible property rights are required for Penn Square to conduct its business in the ordinary course consistent with past practice. All of the Intangible Property is valid and in good standing.

            2.17 Leases. Schedule 2.17 contains a true and complete list of all real property leases and material equipment leases to which Penn Square is party, and true and correct copies of all such leases have previously been furnished or made available to the Operating Partnership. All such leases are in full force and effect, and there are no existing payment or other defaults with respect thereto that entitle, or with the passage of time would entitle, the lessor to terminate any such lease, except where the failure of a lease to be in full force and effect and for such defaults the existence of which would not have a Material Adverse Effect.

            2.18 Employee Relations. Except as disclosed on Schedule 2.18, Penn Square is not a party to, and there does not otherwise exist, any agreement with any labor organization, or any collective bargaining or similar agreement with respect to employees of Penn Square. There are no complaints, grievances or arbitrations, employment-related litigation, administrative

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proceedings or controversies either pending or, to the best knowledge of Penn
Square, threatened, involving any employee, applicant for employment, or former employee of Penn Square against Penn Square. During the past five (5) years, Penn Square has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is, to the best knowledge of Penn Square, threatened.

            2.19 Licenses and Permits. Schedule 2.19 sets forth a list of the government permits, licenses, registrations and other governmental consents and authorizations (federal, state, local and foreign) (collectively, "Permits") which Penn Square has obtained in connection with its assets, properties and business. Except as set forth on Schedule 2.19, no Permits (including Permits under Environmental Laws) are required to be obtained by Penn Square in connection with its properties or business. All such Permits are in full force and effect and in good standing, and, except as shown on Schedule 2.19, shall continue to be in full force and effect and in good standing following the consummation of the transactions contemplated by this Agreement. Penn Square has not received any notice of any claim of revocation of any such Permits nor has knowledge of any event which might give rise to such a claim.

            2.20 Title; Liens. The Preferred Stock will be duly authorized by Penn Square for issuance to Kelter and, when issued and delivered by Penn Square, will be validly issued, fully paid and non-assessable. Upon payment of the Contribution Consideration and delivery of the Preferred Stock in accordance herewith, the Operating Partnership will receive good, valid and marketable title to the Preferred Stock, free and clear of all Liens. The form of stock certificate to be used to evidence the Preferred Stock will be in due and proper form and will comply with all applicable legal requirements. The Preferred Stock and the issuance thereof is not subject to any preemptive or other similar rights.

            2.21 Compliance with Laws. Penn Square (i) is in compliance with all, and not in violation of any, and has not received any claim or notice that it is not in compliance in any material respect with, or that it is in violation in any material respect of, any Law or Order to which Penn Square or any of its businesses, operations, assets or properties (including the use and occupancy thereof) are subject and (ii) has not failed to obtain or to adhere to the requirements of any governmental permit, license, registration and other governmental consent or authorization necessary in connection with its assets, properties or business, which non-compliance or violation would have a Material Adverse Effect.

            2.22 United States Person. Kelter is not a "Foreign Person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an "Individual Transferor" certification at Closing.

            2.23 Insurance. Penn Square is insured by insurers of recognized financial responsibility as set forth on Schedule 2.23. Penn Square has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its businesses at a cost that would not have a Material Adverse Effect.

            2.24 Remaining Assets and Liabilities. At the Closing Date, the only assets of Penn Square will be the Business Contracts and other assets listed on
Schedule 2.24 and the only liabilities of Penn Square will be those listed on
Schedule 2.24.

            2.25 Investment Representation. Kelter will acquire the LP Units and Warrants to be delivered to him at the Closing with the intention of holding such LP Units and Warrants for purposes of investment and not with a view towards sale or any other distribution. Kelter has been advised that he may be required to bear the economic risk of an investment in the LP Units and Warrants for an indefinite period of time. Kelter is an Accredited Investor. Kelter has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the LP Units and Warrants. Kelter has been afforded the opportunity to ask questions of those persons he considers appropriate and to obtain any additional information he desires in respect of the LP Units and Warrants and the business, operations, conditions (financial and otherwise) and current prospects of the Operating Partnership and the Company. Kelter has consulted his own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the LP Units and Warrants and has not relied on the Operating Partnership, the Company or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences.

            2.26 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Kelter directly with the Operating Partnership without the intervention of any Person on behalf of Kelter in such manner as to give rise to any valid claim by any Person against the Company or any of its Subsidiaries for a finder's fee, brokerage commission or similar payment.

            2.27 Taxes. All tax returns and reports required to be filed by Penn Square have been timely filed and all such tax returns are complete and accurate in all material respects. Penn Square has timely paid all taxes shown as due on all such tax returns and reports. No requests for waivers of the time to assess any taxes against Penn Square have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements of Penn Square or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 2.27, to the knowledge of Penn Square, no event has occurred and no condition or circumstance exists which presents a material risk that any tax will be imposed on Penn Square. No federal, state or local taxing authority has asserted in writing any tax deficiency, lien, interest or penalty or other assessment against Penn Square which has not been paid and there is no pending audit or inquiry from any federal, state or local tax authority relating to Penn Square which reasonably may be expected to result in a tax deficiency, lien, interest, penalty or other assessment against Penn Square which would have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 1996, Penn Square has incurred no liability for taxes except in the ordinary course of business.

            2.28 S Corporation Status. Penn Square is an S corporation that validly elected to be an S corporation for federal and relevant state income tax purposes as of its first taxable year, and has maintained its status as an S corporation at all times thereafter. No event exists or has existed, which presents a material risk that Penn Square's status as an S corporation is or was subject to termination or revocation. Penn Square has not had and will not have income which would terminate its S corporation status as described in Section 1362(d)(3)(A) of the Code.


                                 ARTICLE III.

                      COVENANTS OF KELTER AND PENN SQUARE

            Kelter and Penn Square covenant and agree with the Operating Partnership that, at all times from and after the date hereof until the Closing, Kelter and Penn Square will comply with all covenants and provisions of this
Article III, except to the extent the Operating Partnership may otherwise consent in writing.

            3.01 Regulatory and Other Approvals. Kelter and Penn Square will
(i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Kelter and Penn Square to consummate the transactions contemplated hereby and by the Transaction Agreements to which it is a party, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as the Company or such Governmental or Regulatory Authorities or other Persons may reasonably request and (iii) cooperate with the Company and the Subsidiaries of the Company as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of the Company or any Subsidiary of the Company to consummate the transactions contemplated hereby and by the Transaction Agreements to which it is a party. Kelter and Penn Square will provide prompt notification to the Company when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise the Company of any communications with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Agreements to which it is a party.

            3.02 Notice of Events. Kelter shall promptly notify the Operating Partnership of (i) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, and (ii) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of Kelter or Penn Square, as the case may be, materially misleading.

            3.03 Fulfillment of Conditions. Kelter will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Operating Partnership and the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

            3.04 Change in Conditions. Kelter shall promptly notify the Operating Partnership of any change in any condition with respect to Penn Square, the Acquisition Contracts or the Acquisition Properties, or of the occurrence of any event or circumstance that makes any representation or warranty of Kelter or Penn Square, as the case may be, to the Operating Partnership under this Agreement untrue or misleading, or any covenant of the Operating Partnership under this Agreement incapable or less likely of being performed, it being understood that Kelter's obligation to provide notice to the Operating Partnership under this Section 3.04 shall in no way relieve Kelter or Penn Square, as the case may be, of any liability for a breach by Kelter or Penn Square, as the case may be, of any of its representations, warranties or covenants under this Agreement.

            3.05 Issuance of the Preferred Stock. Prior to Closing, Kelter will cause Penn Square (i) to amend its articles of incorporation to authorize the Preferred Stock, with such designations, voting powers, preferences and other rights as set forth in the articles of amendment of the articles of incorporation, the form of which is attached hereto as Exhibit B (the "Articles of Amendment"), and (ii) to issue the Preferred Stock.

            3.06 Financial Statements. As promptly as practicable, Penn Square will deliver to the Company the audited (in the case of any fiscal year ending after the date hereof and before the Closing Date) and the unaudited (in the case of any fiscal quarter ending after the date hereof and before the Closing
Date) balance sheet of Penn Square, and the related audited or unaudited statements of income, retained earnings and cash flows, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be.

            3.07 Employment Agreement. At Closing, Kelter will enter into an employment agreement (the "Employment Agreement") with the Company substantially in the form attached hereto as Exhibit C.


                                  ARTICLE IV.

              CONDITIONS TO OBLIGATIONS OF KELTER AND PENN SQUARE

            The obligations of Kelter and Penn Square hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Kelter in his sole discretion):

            4.01 Satisfaction of Conditions to Transaction Agreements. All conditions precedent to the consummation of the transactions contemplated by the Master Investment Agreement and the other Transaction Agreements (other than the condition that the transactions contemplated by this Agreement shall have been consummated) shall have been satisfied or, if permissible, waived.

            4.02 Warrant. The Company shall have executed and delivered to Kelter the Warrants.

            4.03 Employment Agreement. The Company shall have executed and delivered the Employment Agreement.


                                  ARTICLE V.

            CONDITIONS TO OBLIGATIONS OF THE OPERATING PARTNERSHIP

            The obligations of the Operating Partnership hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Operating Partnership in its sole discretion):

            5.01 Representations and Warranties. Each of the representations and warranties made by Kelter and Penn Square in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

            5.02 Officer's Certificate. Penn Square shall have furnished to the Operating Partnership a certificate of an officer, in form and substance satisfactory to the Operating Partnership.

            5.03 Performance. Kelter and Penn Square shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Kelter or Penn Square, as the case may be, at or before the Closing.

            5.04 Acquisition Contracts. Penn Square shall have assigned to McBride the Acquisition Contracts.

            5.05 Employment Agreement. Kelter shall have executed and delivered the Employment Agreement.

            5.06 Master Investment Agreement. All of the transactions contemplated in the Master Investment Agreement (other than those contemplated by this Agreement) shall have been consummated.

                                  ARTICLE VI.

                   SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                           COVENANTS AND AGREEMENTS

            6.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Kelter and Penn Square contained in this Agreement will survive the Closing until the second anniversary of the Closing Date, except that to the extent any claim for indemnification is made under the Master Investment Agreement with respect to any representation, warranty, covenant or agreement that would otherwise terminate and a notice for indemnification shall have been timely given under
Article VI of the Master Investment Agreement on or prior to such termination date, then such survival period will be extended as it relates to such claim until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VI of the Master Investment Agreement. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

            6.02 Indemnification. Indemnification with respect to breaches of or inaccuracies in any representation or warranty of, or nonfulfillment of or failure to perform or breach of any covenant or agreement on the part of, Kelter or Penn Square contained in this Agreement, or on the part of the Company or the Operating Partnership in the Master Investment Agreement, shall be as provided in and pursuant to the Master Investment Agreement.


                                 ARTICLE VII.

                                  TERMINATION

            7.01 Termination. This Agreement shall be terminated in the event the Master Investment Agreement is terminated pursuant to its terms.

            7.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Operating Partnership, the Company, Penn Square or Kelter (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the Master Investment Agreement.


                                 ARTICLE VIII.

                                  DEFINITIONS

            8.01 Definitions. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

            "knowledge" of Penn Square means, with respect to any representation and warranty, the current actual knowledge of Jeffrey Kelter.

            "Material Adverse Effect" means an adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of Penn Square or any of its Subsidiaries which would be material to Penn Square and its Subsidiaries, taken as a whole.

            "Per Unit Purchase Price" has the meaning ascribed to it in the Master Investment Agreement.

            "Transaction Agreements" means the Master Investment Agreement, the Merger Agreement, the Stock Purchase Agreement, the McBride Contribution Agreement and all agreements and documents to be delivered by the Operating Partnership, the Company and the Investors in connection with the transactions contemplated by this Agreement and the Master Investment Agreement.

            "Warrant" has the meaning ascribed to it in Section 1.02.

            (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Penn Square or a Subsidiary. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                  ARTICLE IX.

                              CLOSING DELIVERIES

            9.01 Kelter. It shall be a condition precedent to the Operating Partnership's obligations under this Agreement that at the Closing (or such other times as may be specified below), Kelter shall deliver or cause to be delivered to the Operating Partnership the following, each in form and substance reasonably acceptable to the Operating Partnership and its counsel and in addition to the deliveries required under the Master Investment Agreement:

            (a) Preferred Stock Certificate. The stock certificate evidencing the Preferred Stock.

            (b) Articles of Amendment. The Articles of Amendment, certified by the Secretary of State of Pennsylvania.

          9.02 The Operating Partnership. It shall be a condition precedent to Kelter's and Penn Square's obligations under this Agreement that at Closing (or such other times as may be specified below) the Operating Partnership shall have delivered or caused to be delivered to

Kelter the following, each in form and substance reasonably acceptable to Kelter and its counsel and in addition to the deliveries required under the Master Investment Agreement:

            (a)   Warrants.  The Warrants to be issued to Kelter.

            (b) Partnership Agreement. A copy of the Partnership Agreement, duly certified by the secretary of the Company as true, complete and correct.

After Closing, each of the Operating Partnership and Kelter shall execute and deliver to the other such further documents and instruments as the other reasonably requests to effect this transaction and otherwise effect the agreements of the parties hereto.


                                  ARTICLE X.

                                 MISCELLANEOUS

            10.01 Notices. All notices, requests and other communications hereunder must be given in the manner provided in the Master Investment Agreement.

            10.02 Entire Agreement. This Agreement and the Transaction Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

            10.03 Expenses. Except as otherwise expressly provided in this Agreement or the Master Investment Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

            10.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

            10.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

            10.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

            10.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            10.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            10.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            10.10 Jurisdiction. THE PARTIES AGREE THAT ALL DISPUTES BETWEEN ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN LAW OR EQUITY OR OTHERWISE, SHALL BE RESOLVED BY THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK, NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER IN ANY OTHER JURISDICTION.

            10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

            10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            10.13 No Personal Recourse. Notwithstanding anything to the contrary contained in this Agreement or in any of the Transaction Agreements, except as otherwise specifically set forth in the Master Investment Agreement with respect to the Termination Fee, (i) only Kelter (and not Penn Square) shall be liable for any claims made by non-Kelter/Penn Square parties to this Agreement or any of the Transaction Agreements, (ii) the non-Kelter/Penn Square parties to this Agreement and the other Transaction Agreements shall look only to the LP Units which Kelter will receive in connection with the transactions contemplated under this Agreement and the Transaction Agreements with respect to any claims that may be made under this Agreement or any of the Transaction Agreements, and (iii) no other personal recourse or personal liability for any claims under this Agreement or any of the Transaction Agreements shall be had against Kelter.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.


                      AMERICAN REAL ESTATE INVESTMENT, L.P.

                      By:   American Real Estate Investment Corporation,
                               its General Partner

                      By: /s/ EVAN ZUCKER
                      ---------------------------------------------
                      Name: Evan Zucker
                      Title:    President


                      AMERICAN REAL ESTATE INVESTMENT CORPORATION

                      By: /s/ EVAN ZUCKER
                      ---------------------------------------------
                      Name:  Evan Zucker
                      Title:    President


                      JEFFREY KELTER
                      ---------------------------------------------
                      /s/ JEFFREY KELTER


                      PENN SQUARE PROPERTIES, INC.

                      By:/s/ JEFFREY KELTER
                      ---------------------------------------------
                      Name:  Jeffrey Kelter
                      Title:    Principal

                                   Exhibit A

                                    WARRANT

                                   Exhibit B

                             ARTICLES OF AMENDMENT

                                   Exhibit C

                             EMPLOYMENT AGREEMENT